Exhibit 99.1


                                  Press Release

ADOLOR AND GLAXOSMITHKLINE ANNOUNCE WORLDWIDE DEVELOPMENT AND COMMERCIALIZATION AGREEMENT FOR ALVIMOPAN

EXTON, Pa., and LONDON (PRNewswire) - Adolor Corporation and GlaxoSmithKline announced today a collaboration agreement for the exclusive worldwide development and commercialization of alvimopan (formerly known as ADL 8-2698). Alvimopan is an orally administered treatment that is in Phase 3 clinical development for the management of bowel paralysis after surgery (postoperative ileus, POI) and constipation caused by opioid use. In addition, the companies have agreed to co-develop alvimopan for a number of other indications, both acute and chronic, which would involve the use of alvimopan in out-patient settings.

Under the terms of the agreement, GlaxoSmithKline will pay Adolor a signing fee of $50 million and clinical and regulatory milestone payments of up to $220 million over the term of the agreement depending on the progress of the various indications.

In the U.S., Adolor and GlaxoSmithKline will co-develop and co-promote alvimopan and share development expenses and commercial returns. Adolor will lead the development, marketing, and co-promotion strategy for acute-care indications, which will be targeted to hospitals and surgeons. GlaxoSmithKline will lead the development, marketing, and co-promotion for chronic-care indications targeted to community-based physicians.

Alvimopan is a mu opioid antagonist which, when given orally, is being clinically evaluated for its ability to improve bowel motility in postoperative patients while not reversing the centrally-mediated analgesic effects of the opioid. As a result, it is anticipated that the bowel may recover faster and patients could be discharged from hospital earlier. The potential for patients to suffer less pain and discomfort and less nausea and vomiting with alvimopan was highlighted in a Phase II POI study published as a leading article in the September 27, 2001 edition of The New England Journal of Medicine and in an editorial in the same edition. The potential benefits to patients and healthcare providers are significant.

"GlaxoSmithKline, with its extensive marketing and sales infrastructure, was our partner of choice for maximizing the commercial potential of alvimopan," commented John Farrar, Ph.D., President and Chief Executive Officer of Adolor Corporation. "In addition, a crucial element of the transaction for us was the opportunity to co-promote in the U.S. and thereby fully share in the future value of the product. Finally, this collaboration positions Adolor for strong future growth by providing the funds to develop our pipeline and in-license additional products."

"We look forward to working with Adolor in pursuing a much-needed improvement in reversing the adverse effects of opioids, said Dr. Tachi Yamada, Chairman R&D, GlaxoSmithKline. "Our objectives are to help patients recover from surgery faster and get out of the hospital sooner, and also to improve the quality of life for those on chronic opioid medication. GSK has a wealth of development and commercialization expertise in gastrointestinal diseases and in that regard we bring real value to Adolor as a partner."


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Adolor may elect at a later date to participate in Phase 3 development, co-promote and receive a share of the U.S. profits for chronic indications other than constipation caused by opioid use, or alternatively, receive royalties on net sales. Adolor will also have the right to co-promote a GlaxoSmithKline hospital product for sale in the U.S. only.


Background Notes to Editor:

POI

All patients undergoing major abdominal surgery experience bowel paralysis of variable duration. This phenomenon, known as postoperative ileus or POI, is exacerbated and prolonged by the use of opioids for pain relief. Such patients suffer nausea and vomiting, cannot eat or drink, have more postoperative pain and stay in hospital longer. There has been little advance in the treatment of POI since the 1930's, with nasogastric suction and intravenous fluids being the mainstay of management. Such interventions are uncomfortable for patients and resource intensive for surgical ward staff.

Major Abdominal Surgery

Major abdominal surgery includes procedures such as laparotomy, hysterectomy, colectomy and reversal of colostomy. It is estimated that several million major abdominal procedures are undertaken in the U.S. alone each year. Such procedures result in hospitalization lasting 3 to 15 days.

GI side effects of opioids

Morphine and other opioids are potent analgesics that work by stimulating mu-opioid receptors in the brain. However these receptors are also located in the wall of the gut and stimulation of the gut receptors results in the common unwanted effects of prolonged ileus in postoperative patients and constipation in patients who use oral opioids for severe chronic pain. Opioids can also cause nausea and vomiting in acute and chronic use.

How alvimopan works

Alvimopan is an orally administered mu opioid antagonist which is intended to reverse the effects of opioids in the gut in postoperative patients and chronic pain patients without affecting the centrally-mediated analgesic properties of the opioid. As a result, in postoperative patients, the bowel may recover faster and patients may be discharged from hospital earlier. Research has suggested that many patients with severe pain on chronic opioids do not take adequate doses of their pain medication because of the severe constipation it causes, despite the use of various laxatives. Alvimopan, with its highly specific action in reversing opioid side effects on the gut, may offer the prospect of better tolerability and improved compliance in such patients.

Clinical Update

Adolor is currently conducting three pivotal Phase 3 trials evaluating alvimopan for the management of postoperative ileus, and one pivotal Phase 3 trial evaluating alvimopan in the treatment of opioid bowel dysfunction. The companies are targeting submission of the New Drug Application with the FDA for the management of postoperative ileus at the first half of 2003.

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About Adolor Corporation

Adolor Corporation discovers, develops and plans to commercialize proprietary pharmaceutical products for the treatment of pain and to mitigate the side effects that are caused by current pain treatments. Adolor has a portfolio of product candidates in development in Phase 1 through Phase 3 clinical trials. These product candidates include our peripheral opioid analgesics and alvimopan, formerly known as ADL 8-2698, which is intended for the management of opioid bowel dysfunction and postoperative ileus. Adolor's product candidates target peripheral opioid receptors and are not expected to exhibit the dose-limiting side effects of existing opioid narcotics.

About GlaxoSmithKline

GlaxoSmithKline -- one of the world's leading research-based pharmaceutical and healthcare companies -- is committed to improving the quality of human life by
enabling  people  to  do  more,  feel  better  and  live  longer.   For  company
information, visit GlaxoSmithKline at http://www.gsk.com/

For Adolor

Certain statements made in this press release related to Adolor products, as well as any therapeutic applications and outcomes, may be deemed to be forward-looking statements. Such statements involve risks and uncertainties. Among the factors that could cause actual results to differ materially from those set forth in these statements are the risk that the clinical trials for Adolor's product candidates may not be successful, Adolor may not obtain necessary regulatory approvals for its product candidates and the risks and other factors detailed, from time to time, in Adolor's filings with the Securities and Exchange Commission, including Adolor's Registration Statements on Form S-l and S-3 and Report on Form 10-K.